Exhibit 3.1
FIRST AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CARDTRONICS, INC.
(A Delaware corporation)
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
     Cardtronics, Inc. (the “Corporation ”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (“DGCL”), DOES HEREBY CERTIFY as follows:
     1. The name of the Corporation is Cardtronics, Inc. The original Certificate of Incorporation of the Corporation was filed by the Delaware Secretary of State on June 4, 2001 under the name Cardtronics Group, Inc. The Certificate of Amendment to the Certificate of Incorporation, effecting a change in the name of the Corporation from Cardtronics Group, Inc. to Cardtronics, Inc., was filed with the Delaware Secretary of State on January 16, 2004.
     2. The First Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) in the form attached hereto as Exhibit A has been duly adopted and declared advisable by the board of directors of the Corporation (the “Board of Directors”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 242 and 245 of the DGCL.
     3. The Certificate of Incorporation so adopted reads in full as set forth in Exhibit A and is hereby incorporated herein by reference.
     IN WITNESS WHEREOF, Cardtronics, Inc. has caused this certificate to be signed by Jack Antonini, its Chief Executive Officer, this 10th day of March, 2005.

CARDTRONICS, INC.
By:	/s/ Jack Antonini
	Name:	Jack Antonini
	Title:	Chief Executive Officer

Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

Exhibit A
FIRST AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CARDTRONICS, INC.
(A Delaware corporation)
Article I.
     The name of the Corporation is Cardtronics, Inc.
Article II.
     The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of Newcastle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
Article III.
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
Article IV.
     The total number of shares of stock which the Corporation shall have authority to issue is 6,500,000 consisting of 1,500,000 shares of preferred stock (“Preferred Stock”) and 5,000,000 shares of common stock (“Common Stock”), with each such share having a par value of $0.0001.
     The voting powers, designations, preferences and relative, participating, optional or other special rights of each class of capital stock of the Corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the Corporation to fix any such provisions not fixed by this Certificate of Incorporation, shall be as provided in this Article IV.
     A. Common Stock.
     1. Identical Rights. All shares of Common Stock shall have identical rights and preferences.
     2. Subject to Preferred Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

     3. Liquidation. Subject to the terms of any series of outstanding Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment in full of all amounts to which holders of Preferred Stock shall be entitled, the remaining assets of the Corporation to be distributed to the holders of the capital stock of the Corporation shall be distributed ratably among the holders of the shares of Common Stock.
     4. Voting. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one (1) vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the outstanding shares of Common Stock and Series B Preferred Stock voting together as a single class on an as converted basis.
     B. Preferred Stock.
     The Preferred Stock may be issued in one or more series. Subject to the terms of any series of outstanding Preferred Stock, the Board of Directors is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing and subject to the terms of any series of outstanding Preferred Stock, the determination of any or all of the following:
     1. the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
     2. the voting powers, if any, and whether such voting powers are full or limited, in such series;
     3. the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
     4. whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;
     5. the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;
     6. the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same or
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

any other class or classes of stock, or any other security, of the Corporation or any other corporation, and price or prices or the rates of exchange applicable thereto;
     7. the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation;
     8. the provisions, if any, of a sinking fund applicable to such series; and
     9. any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;
     all as shall be determined from time to time by the Board of Directors and shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a “Preferred Stock Designation”). Except as required by law, holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.
     C. Series B Convertible Preferred Stock. A series of Preferred Stock is hereby designated the “Series B Convertible Preferred Stock.” The voting powers designations, preferences and relative, participating, optional and other special rights of the Series B Convertible Preferred Stock, and the qualifications, limitations and restrictions thereof are as follows:
     1. Number and Designation. A total of Eight Hundred Ninety Four Thousand Five Hundred and Sixty Eight (894,568) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series B Convertible Preferred Stock (the “Series B Preferred Stock”), having par value $0.0001 per share.
     2. Voting.
     (a) Election of Directors. The holders of outstanding shares of Series B Preferred Stock shall, voting together as a separate class, be entitled to elect two (2) Directors of the Corporation (each such Director, a “Series B Director”). Except as provided in Section 2(a)(iv) below, each Series B Director shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder of Series B Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series B Preferred Stock held by such holder) of the outstanding shares of Series B Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect. The election of each Series B Director shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Series B Preferred Stock called by the Majority Holders or (iv) by the written consent of the Majority Holders. If at any time when any share of Series B Preferred Stock is outstanding any Series B Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Series B Preferred Stock, voting together as a separate class, in the manner and on the basis specified above
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

or as otherwise provided by law. The holders of outstanding shares of Series B Preferred Stock shall also be entitled to vote in the election of all other Directors of the Corporation together with holders of all other shares of the Corporation’s outstanding capital stock entitled to vote thereon, voting together as a single class, with each outstanding share of Series B Preferred Stock entitled to the number of votes specified in Section 2(b) hereof. The holders of outstanding shares of Series B Preferred Stock may, in their sole discretion, determine not to elect one or more Series B Directors as provided herein from time to time, and during any such period the Board of Directors shall be deemed not to be unduly constituted solely as a result of such vacancy.
     (b) Voting Generally. Each outstanding share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible pursuant to Section 6 hereof as of the record date for the vote or written consent of stockholders, if applicable. Each holder of outstanding shares of Series B Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock, voting together as a single class, upon all matters submitted to a vote of the holders of Common Stock, including, without limitation, any vote for the election of Directors of the Corporation. The holders of Series B Preferred Stock shall not be entitled to vote as a separate class on any matter except as provided in this Section 2(a), in Section 8 hereof or in connection with the election of additional Directors as provided in Section 5(e) hereof.
     3. Dividends. The Series B Preferred Stock is not entitled to receive any dividends, except that the Corporation shall declare and pay dividends with respect to each share of issued and outstanding Series B Preferred Stock if, as and when the Board of Directors declares and pays dividends in respect of the Common Stock. The amount of dividend payable in respect of each outstanding share of Series B Preferred Stock shall be the amount that would have been paid in respect of the number of shares of Common Stock issuable upon conversion of such share of Series B Preferred Stock, as if such share of Series B Preferred Stock had been converted into Common Stock on the record date established for such dividend payment. The Corporation shall not make any dividend payment in respect of the Common Stock unless the dividend payment required by this Section 3 is made on a pari passu basis. Such dividends shall not be cumulative.
     4. Liquidation Events; Extraordinary Transactions.
     (a) Liquidation Events. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”):
     (i) Each holder of outstanding shares of Series B Preferred Stock shall be entitled to be paid in cash or Marketable Securities, after payment of any amount due in respect of any Senior Securities, if any, and before any amount shall be paid or distributed to the holders of Junior Securities, an amount per share of Series B Preferred Stock (the “Series B Preference Amount”) equal
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

to (A) the Unpaid Issue Price plus (B) all declared but unpaid dividends on such share of Series B Preferred Stock. If the amounts legally available for distribution by the Corporation to holders of Series B Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series B Preference Amount due to such holders and the holders of Parity Securities, the holders of Series B Preferred Stock and the holders of any Parity Securities shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they would have received had the Corporation had legally available funds to distribute the full preferential amounts to the holders of Series B Preferred Stock and Parity Securities.
     (ii) Notwithstanding Section 4(a)(i), if, upon such Liquidation Event, the holders of outstanding shares of Series B Preferred Stock would receive more than the aggregate amount to be received under Section 4(a)(i) above in the event all of their shares of Series B Preferred Stock were converted into shares of Common Stock pursuant to the provisions of Section 6(a) hereof immediately prior to such Liquidation Event and such shares of Common Stock are entitled to receive a liquidating distribution or distributions from the Corporation, then each holder of outstanding shares of Series B Preferred Stock in connection with such Liquidation Event shall be entitled to be paid in cash or Marketable Securities, in lieu of the payments described in Section 4(a)(i), an amount per share of Series B Preferred Stock equal to such amount as would have been payable in respect of the shares of Common Stock (including any fraction thereof) issuable upon conversion of such share of Series B Preferred Stock had such share of Series B Preferred Stock been converted to Common Stock immediately prior to such Liquidation Event pursuant to the provisions of Section 6(a) hereof. Notwithstanding anything to the contrary in this Article IV, payments under this Section 4(b)(ii) shall be pari passu with payments with respect to the Common Stock upon a Liquidation Event.
     (iii) After the prior payment in full of the Series B Preference Amount in connection with a Liquidation Event, the remaining assets and funds of the Corporation available for distribution to its stockholders, if any, shall be distributed among the holders of shares of Junior Securities then outstanding.
     (b) Extraordinary Transactions. The Majority Holders may elect to have treated as a Liquidation Event: (i) any merger or consolidation of the Corporation into or with another corporation in which the holders of Capital Stock of the Corporation immediately prior to such merger or consolidation (treating the Series B Preferred Stock on an as converted basis) fail to hold at least a majority of the voting power of the Capital Stock of the surviving corporation (a “Merger Event”); (ii) any sale, license or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries, on a consolidated basis, to any Person, the majority of voting power in respect of its Capital Stock of which is held by Persons other than the holders of Capital Stock of the Corporation (an “Asset Sale”); or (iii) any Person or “group” (within the meaning of
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than any investment funds Affiliated with The CapStreet Group, LLC (collectively, “CapStreet”) or any investment funds Affiliated with TA Associates, Inc. (the “TA Funds”), holds beneficial ownership of a majority of the voting power of the Capital Stock of the Corporation or of any Material Subsidiary (whether or not by acquisition of newly-issued shares of Capital Stock from the Corporation or any Material Subsidiary) (a “Stock Sale”) (each transaction described in clauses (i) through (iii), an “Extraordinary Transaction”). Any election by the Majority Holders pursuant to this Section 4(b) shall be made by written notice to the Corporation and the other holders of Series B Preferred Stock at least five (5) days prior to the closing of the relevant transaction. Upon the election of the Majority Holders hereunder, all holders of Series B Preferred Stock shall be deemed to have made such election and such election shall bind all holders of the Series B Preferred Stock. In the case of an election pursuant to this Section 4(b) other than in connection with an Extraordinary Transaction that constitutes a Qualified Liquidity Event:
     (i) All of the consideration payable to the holders of Capital Stock in a an Extraordinary Transaction shall be aggregated by the Corporation, as disbursing agent. The Corporation, acting solely as the disbursing agent of the holders of Capital Stock, shall then distribute the aggregate consideration to the stockholders of the Corporation in the same manner such consideration would have been distributed had such distribution been made upon the occurrence of a Liquidation Event in accordance with the priorities and liquidation distribution amounts set forth herein and in this Certificate of Incorporation (but disregarding the requirement in Section 4(a) that the distributions in respect of the Series B Preferred Stock be made solely in cash and Marketable Securities).
     (ii) Notwithstanding Section 4(b)(i), if an Extraordinary Transaction involves the issuance of any Capital Stock or other equity consideration in a transaction not involving a public offering and any holder of Capital Stock otherwise entitled to receive consideration in such transaction is not an “accredited investor” (as such term is defined under Rule 501 of Regulation D of the Securities Act), then the Corporation may require each holder of Capital Stock that is not such an “accredited investor” (A) to receive solely cash in such transaction, (B) to otherwise be cashed out (by redemption or otherwise) by the Corporation or any other holder of Capital Stock prior to the consummation of such Extraordinary Transaction and/or (C) to appoint a purchaser representative (as contemplated by Rule 506 of Regulation D of the Securities Act) selected by the Corporation, with the intent being that such holder of Capital Stock that is not an “accredited investor” receive substantially the same value that such holder would have otherwise received had such holder been an “accredited investor.”
     (iii) The Corporation shall take, and shall cause its Subsidiaries to take, such actions as are necessary to give effect to the provisions of this Section 4(b). The Corporation shall promptly provide to the holders of shares of
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

Series B Preferred Stock such information concerning the terms of such Extraordinary Transaction as is reasonably requested by such holders.
     (c) Valuation of Securities or Other Non-Cash Consideration. For purposes of valuing any securities or other non-cash consideration to be delivered to the holders of the Series B Preferred Stock in connection with any transaction to which Section 4(b) is applicable or any Liquidation Event, the following shall apply:
     (i) If any such securities are traded on a nationally recognized securities exchange or inter dealer quotation system, the value shall be deemed to be the average of the closing prices of such securities on such exchange or system over the thirty (30) day period ending three (3) business days prior to the closing;
     (ii) If any such securities are traded over the counter, the value shall be deemed to be the average of the closing bid prices of such securities over the thirty (30) day period ending three (3) business days prior to the closing; and
     (iii) If there is no active public market for such securities or other noncash consideration, the value shall be the fair market value thereof, as mutually determined in good faith by the Corporation and the Majority Holders; provided, however, that if the Corporation and the Majority Holders are unable to reach agreement within 30 days, the value shall be determined by the dispute resolution procedures set forth in Section 13.
     5. Redemption.
     (a) Optional Redemption; Redemption Date. At any time on or after February 10, 2012, the Majority Holders may elect to have all (but not less than all) of the outstanding shares of Series B Preferred Stock redeemed by the Corporation. In such event, subject to the remaining provisions of this Section 5, the Corporation shall redeem all (but not less than all) of the outstanding shares of Series B Preferred Stock, out of funds legally available therefor. Any election by the Majority Holders pursuant to this Section 5(a) shall be made by written notice to the Corporation and the other holders of Series B Preferred Stock at least ninety (90) days prior to the elected redemption date (the “Series B Redemption Date”). Upon such election, all holders of Series B Preferred Stock shall be deemed to have elected to have their shares of Series B Preferred Stock redeemed pursuant to this Section 5(a) and such election shall bind all holders of Series B Preferred Stock. Notwithstanding anything to the contrary contained herein, each holder of shares of Series B Preferred Stock shall have the right to convert their Series B Preferred Stock into Common Stock pursuant to Section 6 at any time prior to the actual redemption of the Series B Preferred Stock by the Corporation.
     (b) Redemption Price. The price for each share of Series B Preferred Stock redeemed pursuant to this Section 5 shall be the Series B Preference Amount (the “Series B Redemption Price”). Subject to the other provisions of this Section 5, the
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

Series B Redemption Price shall be payable in cash in immediately available funds to the respective holders of the Series B Preferred Stock on the Series B Redemption Date.
     (c) Insufficient Funds. If the funds of the Corporation legally available to redeem shares of Series B Preferred Stock on the Series B Redemption Date are insufficient to redeem the total number of such shares required to be redeemed on such date, the Corporation shall (i) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Series B Preferred Stock required to be so redeemed, including, without limitation, (A) to the extent permissible under applicable law, reducing the stated capital of the Corporation or causing a revaluation of the assets of the Corporation under Section 154 of the Delaware General Corporation Law to create sufficient surplus to make such redemption and (B) incurring any indebtedness necessary to make such redemption, and (ii) in any event, use any funds that are legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. At any time thereafter when additional funds of the Corporation are legally available to redeem such shares of Series B Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares that the Corporation became obligated to redeem on the Series B Redemption Date (but which it has not yet redeemed) at such Series B Redemption Price.
     (d) Interest. If any shares of Series B Preferred Stock required to be redeemed are not redeemed on the Series B Redemption Date for any reason, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein (including, without limitation, those contained in Sections 6 and 7) and the Corporation shall pay interest on the Series B Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to ten percent (10%) (with such per annum rate increased by 0.50% at the end of each three (3) month period thereafter until the Series B Redemption Price, and any interest thereon, is paid in full, but with such aggregate per annum rate not to exceed fifteen percent (15%)), with such interest to accrue daily in arrears and to be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Series B Redemption Date to the extent permitted by law.
     (e) Right to Elect Directors. If any shares of Series B Preferred Stock are required to be redeemed by the Corporation but are not redeemed within one hundred and eighty (180) days after the Series B Redemption Date for any reason, the number of Directors constituting the Board of Directors shall automatically be increased by a number equal to the number of Directors then constituting the Board of Directors, plus
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

one (1), and the holders of outstanding shares of Series B Preferred Stock shall be entitled, voting as a separate class, to elect such additional Directors (the “Additional Directors”). The period beginning on the date the Corporation is required to redeem any shares of Series B Preferred Stock but fails to do so and ending on the date upon which all shares of Series B Preferred Stock required to be redeemed are so redeemed is referred to herein as the “Voting Period.”
     (i) As soon as practicable after the commencement of the Voting Period, the Corporation shall call a special meeting of the holders of outstanding shares of Series B Preferred Stock to be held not more than ten (10) Business Days after the date of mailing of notice of such meeting. If the Corporation fails to send a notice, any such holder may call the meeting on like notice. The record date for determining the holders of Series B Preferred Stock entitled to notice of and to vote at such special meeting shall be the close of business on the fifth (5th) Business Day preceding the day on which such notice is mailed. At any such special meeting and at each other meeting of holders of Series B Preferred Stock held during a Voting Period at which Directors are to be elected (or with respect to any action by written consent in lieu of a meeting of stockholders), such holders, voting together as a separate class, shall be entitled to elect the number of Additional Directors prescribed in this Section 5(e), and each share of Series B Preferred Stock shall be entitled to one (1) vote (whether voted in person by the holder thereof or by proxy or pursuant to a stockholders consent).
     (ii) The terms of office of all Persons who are incumbent Directors of the Corporation at the time of a special meeting of the holders of Series B Preferred Stock to elect the Additional Directors shall continue, notwithstanding the election at such meeting of the Additional Directors that such holders are entitled to elect, and the Additional Directors so elected by such holders, together with such incumbent Directors, shall constitute the duly elected Directors of the Corporation. Simultaneously with the termination of a Voting Period, the terms of office of the Additional Directors elected by the holders of the Series B Preferred Stock shall terminate, the holders of Common Stock shall be entitled to remove such Additional Directors, such incumbent Directors shall constitute the Directors of the Corporation and the rights of the holders of Series B Preferred Stock to elect Additional Directors pursuant to this Section 5(e) shall cease.
     (f) Dividend After Redemption Date. In the event that shares of Series B Preferred Stock required to be redeemed are not redeemed and continue to be outstanding, such shares shall continue to be entitled to dividends thereon as provided in Section 3 until the date on which the Corporation actually redeems such shares.
     (g) Surrender of Certificates. Each holder of shares of Series B Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer to the Corporation
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

(or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in form reasonably acceptable to the Corporation, at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Series B Preferred Stock, and each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series B Redemption Price by certified check or wire transfer; provided, however, that if the Corporation has insufficient funds legally available to redeem all shares of Series B Preferred Stock required to be redeemed, each such holder shall, in addition to receiving the payment of the portion of the aggregate Series B Redemption Price that the Corporation is not legally prohibited from paying to such holder by certified check or wire transfer, receive a new stock certificate for those shares of Series B Preferred Stock not so redeemed. In addition to the foregoing deliveries, as a condition to the Corporation’s obligation to redeem a holder’s shares of Series B Preferred Stock, such holder shall be required to deliver a written instrument pursuant to which such holder represents and warrants to the Corporation that such holder is the record and beneficial owner of the shares of Series B Preferred Stock to be redeemed and that such holder’s title is free and clear of pledges, security interests and other adverse claims.
     6. Conversion. Shares of Series B Preferred Stock shall be convertible into Common Stock in accordance with the following:
     (a) Voluntary Conversion. The holders of shares of Series B Preferred Stock may convert such shares into Common Stock at any time as follows:
     (i) Upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Series B Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) $83.83935 (the “Original Issue Price”) by (B) the Conversion Price at the time in effect for such Series B Preferred Stock (such quotient, the “Conversion Rate”). The initial “Conversion Price” per share for shares of Series B Preferred Stock shall be $83.83935. The Conversion Price is subject to adjustment as set forth in Section 7. Any election by a holder of Series B Preferred Stock pursuant to this Section 6(a)(i) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time at any time prior to the actual redemption of such share of Series B Preferred Stock pursuant to Section 5 or through and including the day which is five (5) days prior to the closing of any transaction contemplated by Section 4(b). In connection with any conversion hereunder, all accrued but unpaid dividends on any share of Series B Preferred Stock so converted shall be paid by the Corporation in cash to the holder of such share of Series B Preferred Stock.
     (ii) Upon the written election of the Majority Holders, and without the payment of any additional consideration, all (but not less than all) of
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

the outstanding shares of Series B Preferred Stock shall be converted into fully paid and nonassessable shares of Common Stock at the Conversion Rate. Any election by the Majority Holders pursuant to this Section 6(a)(ii) shall be made by written notice to the Corporation and the other holders of Series B Preferred Stock, and such notice may be given at any time prior to the actual redemption of such shares of Series B Preferred Stock pursuant to Section 5 or through and including the day which is five (5) days prior to the closing of any transaction contemplated by Section 4(b). Upon such election, all holders of the Series B Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Series B Preferred Stock into shares of Common Stock pursuant to this Section 6(a)(ii) and such election shall bind all holders of Series B Preferred Stock.
     (b) Automatic Conversion. Each share of Series B Preferred Stock shall automatically be converted, without the payment of any additional consideration, into fully paid and nonassessable shares of Common Stock at the Conversion Rate as of, and in all cases subject to, the closing of the earlier to occur of: (i) the Corporation’s first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization or organizations pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock (A) at a price per share of Common Stock of not less than (I) 200% of the Original Issue Price (as adjusted for stock splits, stock dividends, combinations, recapitalizations and the like) less the aggregate amount of all distributions and dividends of cash made in respect of each share of Series B Preferred Stock at or prior to the date of such offering divided by (II) the Conversion Rate in effect as of the date such offering is consummated and (B) with respect to which, the Corporation receives aggregate net proceeds attributable to sales for the account of the Corporation (after deduction of underwriting discounts and commissions) of not less than $75 million (a “QPO”) or (ii) an Extraordinary Transaction in which the shares of Common Stock issuable upon conversion of each outstanding share of Series B Preferred Stock would be entitled to receive, in connection with such Extraordinary Transaction, an amount per share in cash or Marketable Securities which, is not less than (A) 200% of the Original Issue Price (as adjusted for stock splits, stock dividends, combinations, recapitalizations and the like) less the aggregate amount of all distributions and dividends of cash made in respect of each share of Series B Preferred Stock prior to the date of such offering divided by (B) the Conversion Rate in effect as of the date such offering is consummated (any transaction described in (i) or (ii) above, a “Qualified Liquidity Event”).
     (c) Procedure for Conversion.
     (i) Voluntary Conversion. Upon election to convert pursuant to Section 6(a)(i) or (ii), the relevant holder or holders of Series B Preferred Stock shall surrender the certificate or certificates representing the Series B Preferred Stock being converted to the Corporation, duly assigned or endorsed for transfer
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

to the Corporation (or accompanied by duly executed stock powers relating thereto) or shall deliver an affidavit of loss to the Corporation, at its principal executive office or such other place as the Corporation may from time to time designate by notice to the holders of the Series B Preferred Stock. Upon surrender of such certificate(s) or delivery of an affidavit of loss, all rights hereunder shall terminate, except the right of the record holder of such shares of Series B Preferred Stock to receive certificates for the number of shares of Common Stock into which such Series B Convertible Preferred Stock has been converted, and the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the record holder thereof, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. The issuance of certificates for Common Stock upon conversion of Series B Preferred Stock shall be deemed effective as of the date of surrender of such Series B Preferred Stock certificates or delivery of such affidavit of loss and will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.
     (ii) Automatic Conversion. Immediately prior to, but subject to, the closing of a Qualified Liquidity Event (in any such case, the “Automatic Conversion Date”), all outstanding shares of Series B Preferred Stock shall be converted into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares of Series B Preferred Stock are surrendered to the Corporation. On the Automatic Conversion Date, all rights with respect to the Series B Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an affidavit of loss thereof to receive certificates for the number of shares of Common Stock into which such shares of Series B Preferred Stock have been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the record holder or by his, her or its attorney duly authorized in writing. Upon surrender of such certificates or affidavit of loss, the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such Qualified Liquidity Event) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Series B Preferred Stock surrendered are convertible on the Automatic Conversion Date.
     (d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase the number of its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, and to reserve the appropriate number of shares of Common Stock for issuance upon such conversion.
     (e) No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Series B Preferred Stock in any manner that would interfere with the timely conversion of any shares of Series B Preferred Stock.
     7. Adjustments.
     (a) Adjustments to the Conversion Price. Except as provided in Section 7(b) and except in the case of any event described in Section 7(c), if and whenever after the Issue Date the Corporation shall issue or sell, or is, in accordance with this Section 7(a), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, then, upon such issuance or sale (or deemed issuance or sale), the Conversion Price shall be reduced to the price determined by dividing (i) the sum of (A) the Common Stock Deemed Outstanding (as defined below) immediately prior to such issuance or sale (or deemed issuance or sale) multiplied by the Conversion Price then in effect and (B) the consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale) by (ii) the Common Stock Deemed Outstanding immediately after such issuance or sale (or deemed issuance or sale), but before applying any adjustment pursuant to this Section 7(a). For purposes of this Section 7(a), the following shall also be applicable:
     (i) Issuance of Rights or Options. If the Corporation shall, at any time after the Issue Date, in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”), in each case for consideration per share (determined as provided in this paragraph and in Section 7(a)(v)) less than the Conversion Price then in effect, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon exercise of such Options, shall be deemed to have been issued as of the date of granting of such Options, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as
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Amended and Restated Certificate of Incorporation

consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued. Except as otherwise provided in Section 7(a)(iii), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.
     (ii) Issuance of Convertible Securities. If the Corporation shall, at any time after the Issue Date, in any manner issue or sell any Convertible Securities for consideration per share (determined as provided in this paragraph and in Section 7(a)(v)) less than the Conversion Price then in effect, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance or sale of such Convertible Securities, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued; provided, however, that (1) except as otherwise provided in Section 7(a)(iii), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (2) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.
     (iii) Change in Option Price or Conversion Rate. If there shall occur a change in (A) the maximum number of shares of Common Stock issuable in connection with any Option referred to in Section 7(a)(i) or any Convertible Securities referred to in Section 7(a)(i) or (ii), (B) the purchase price provided for in any Option referred to in Section 7(a)(i), (C) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 7(a)(i) or (ii) or (D) the rate at which Convertible Securities referred to in Section 7(a)(i) or (ii) are convertible into or exchangeable for Common Stock (in each case, other than in connection with an event described in Section 7(b)), then the Conversion Price in effect at the time of such event shall be adjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities that are still outstanding provided for
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall be increased to the Conversion Price that would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination (i.e., to the extent that fewer than the number of shares of Common Stock deemed to have been issued in connection with such Option or Convertible Securities were actually issued), never been issued or been issued at such higher price, as the case may be.
     (iv) Stock Dividends. If the Corporation, at any time or from time to time after the Issue Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the Conversion Price will be adjusted pursuant to this Section 7(a); provided, however, that no adjustment shall be made to the Conversion Price as a result of such dividend or distribution if the holders of the shares of Series B Preferred Stock are entitled to, and do, receive such dividend or distribution in accordance with Section 3; and, provided, further, that if any adjustment is made to the Conversion Price as a result of the declaration of a dividend and such dividend is not effected, the Conversion Price shall be appropriately readjusted to the Conversion Price in effect had such dividend not been declared.
     (v) Consideration for Stock. If the Corporation, at any time or from time to time after the Issue Date, shall issue or sell, or is deemed to have issued or sold, any shares of Common Stock for cash, the consideration received therefor shall be deemed to be the amount received or to be received by the Corporation therefor (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section 7(a)(i) or Section 7(a)(ii), as appropriate) as determined in good faith by the Board of Directors. In case any shares of Common Stock shall be issued or sold, or deemed issued or sold, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration received or to be received by the Corporation (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section 7(a)(i) or Section 7(a)(ii), as appropriate) as determined in good faith by the Board of Directors. In case any Options shall be issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options
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Amended and Restated Certificate of Incorporation

by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors. In any event, however, the Majority Holders shall have a right to dispute the valuation ascribed to any consideration other than cash received by the Corporation and have such dispute resolved in accordance with the provisions of Section 13.
     (vi) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
     (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation; provided, however, that the disposition of any such shares shall be considered an issuance or sale of Common Stock for the purpose of this Section 7.
     (viii) Common Stock Deemed Outstanding. For purposes of this Section 7, the term “Common Stock Deemed Outstanding” shall mean, at any time, the sum of (A) the number of shares of Common Stock outstanding at such time including for this purpose all shares of Common Stock issuable upon exercise or conversion of any Options or Convertible Securities outstanding at such time, plus (B) the number of shares of Common Stock issuable upon exercise of the Series B Preferred Stock.
     (b) Certain Issues of Common Stock Excepted. Notwithstanding anything to the contrary in this Section C of Article IV, the Corporation shall not be required to make any adjustment of the Conversion Price by reason of the issuance of any Excluded Shares.
     (c) Subdivision or Combination of Common Stock. In case the Corporation shall at any time after the Issue Date subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split, stock dividend or otherwise), the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the Corporation shall at any time after the Issue Date combine its outstanding shares of Common Stock into a smaller number of shares (by any reverse stock split or otherwise), the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made to the Conversion Price pursuant to Section 7(a)(iv) by reason thereof.
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

     (d) Reorganization or Reclassification. If any capital reorganization or reclassification of the Capital Stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series B Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series B Preferred Stock, as the case may be, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.
     8. Covenants. Except as provided in the last sentence of this Section 8, for so long as 357,827 shares of Series B Preferred Stock (as adjusted for stock splits, stock dividends, combinations, recapitalizations, reclassifications and the like) remain outstanding, the Corporation shall not (and shall not permit any Subsidiary, as applicable, to) in any case, by merger, consolidation, operation of law or otherwise, without the prior written consent or affirmative vote of the Majority Holders:
     (a) declare or pay any dividends or make any distributions of cash, property or securities of the Corporation in respect of its Capital Stock, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its Capital Stock, directly or indirectly, through any Subsidiaries or otherwise except for (i) the redemption of Series B Preferred Stock pursuant to and as provided Section 5 hereof or (ii) any repurchase of Capital Stock of the Corporation from any director, employee or consultant of the Corporation in connection with the termination of such Person’s services to the Corporation on such terms as are approved by the Board of Directors and the Compensation Committee thereof;
     (b) reclassify any Capital Stock in a manner that adversely affects the designations, preferences, powers and/or the relative, participating, optional or other special rights, or the restrictions provided for the benefit of, the Series B Preferred Stock;
     (c) authorize, create or issue, any convertible debt or other debt, in each case, with any equity participation, any securities convertible into or exercisable or exchangeable for any equity securities, or any other equity security, in any case, which equity participation or equity security would rank (i) senior to or on parity with the Series B Preferred Stock as to liquidation, sale or merger preferences or distributions or
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

redemption rights, or (ii) any securities in any case ranking junior to the Series B Preferred Stock as to liquidation, sale and merger preferences and distributions and redemption rights but having a liquidation, sale and/or merger preference or distribution in excess of the original issue price paid therefore (other than because of pay-in-kind or cumulative dividends not to exceed 14% of the principal amount thereof and compounding no more frequently than annually), or permit any Subsidiary of the Corporation to issue any Capital Stock, or securities convertible into or exercisable or exchangeable for Capital Stock or other securities of such Subsidiary, to any Person other than the Corporation or a Person wholly owned, directly or indirectly, by the Corporation;
     (d) amend, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, this Certificate of Incorporation (in each case, including, without limitation, changing the total number of shares of Preferred Stock or Series B Preferred Stock that the Corporation shall have the authority to issue) or the bylaws of the Corporation in effect as of the Issue Date, in each case, that would adversely affect the designations, preferences, powers and/or the relative, participating, optional or other special rights, or the restrictions provided for the benefit of, the Series B Preferred Stock;
     (e) effect any Liquidation Event or Extraordinary Transaction or permit any Material Subsidiary to liquidate, dissolve or wind-up , whether voluntarily or involuntarily, unless such Liquidation Event, Extraordinary Transaction or such liquidation, dissolution or winding-up of (or by) a Material Subsidiary constitutes a Qualified Liquidity Event;
     (f) acquire any Person or any business or assets of any Person or permit any Subsidiary to acquire any Person or any business or assets of any Person (in any such case, whether through the acquisition of securities, assets, or otherwise) where the consideration payable by the Corporation and/or its Subsidiaries in connection with such acquisition (including any contingent or potential consideration), when taken together with all other consideration payable or paid by the Corporation and/or any of its Subsidiaries in connection with all other acquisitions (including contingent or potential consideration) by the Corporation and/or its Subsidiaries in the twelve (12)-month period preceding the closing date of such acquisition, exceeds $50,000,000; provided, however, that (i) that for purposes of counting non-cash consideration towards such $50,000,000 threshold, all such non-cash consideration shall be valued at its fair market value, as determined in good faith by the Board of Directors subject, however, to the Majority Holders right to dispute such determination and have such dispute resolved in accordance with the provisions of Section 13; and (ii) that neither the Corporation’s acquisition of assets from E*Trade, Inc. on June 30, 2004 nor any transaction approved from time to time by the Majority Holders shall count towards such $50,000,000 threshold;
     (g) change the number of directors constituting the Board of Directors except for changes required by the Investors Agreement or this Section C of Article IV;
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Amended and Restated Certificate of Incorporation

     (h) enter, or permit any of the Corporation’s Subsidiaries to enter, into any transaction with any officer, director or holders of greater than five percent (5%) of the Capital Stock of the Corporation or any of its Subsidiaries or any Affiliate of any such Person other than (I) any transaction involving payment of compensation (including salary, bonus and equity incentive compensation) and customary employee benefits in respect of employment services provided to the Corporation or any of its Subsidiaries which is approved by the Board of Directors or the compensation committee thereof, (II) any issuance of securities by the Corporation to such Person which is consummated in compliance with preemptive rights, or other rights of first offer, in respect of issuances of the Corporation’s securities, (III) transactions specifically contemplated by written agreements in effect on the Issue Date copies of which were provided to the Majority Holders prior to the Issue Date or (IV) intercompany transactions entered into between the Corporation and any Subsidiary in the ordinary course of business consistent with past practices. Notwithstanding anything to the contrary in this clause (h), the consent of the Majority Holders shall not be required in connection with any agreement entered into by the Corporation or the Subsidiaries providing the Corporation or the Subsidiaries with indebtedness for borrowed money from a financial institution (or affiliate thereof) which is a limited partner of any entity controlled or managed by The CapStreet Group, LLC or by TA Associates, Inc.; or
     (i) enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of the Majority Holders.
     Notwithstanding the foregoing, from and after any election of the Majority Holders to cause the Corporation to redeem outstanding shares of Series B Preferred Stock pursuant to Section 5(a), the Majority Holders shall not be entitled to the voting and consent rights provided by this Section 8 (other than Section 8(h)) with respect to any transaction that provides for the cash redemption in full of all of the Series B Preferred Stock for the aggregate Series B Redemption Price, in accordance with Section 5, simultaneously with the closing of such transaction.
     9. Additional Covenant. For so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any Subsidiary to, in any case, by merger, consolidation, operation of law or otherwise, without the prior written consent or affirmative vote of the Majority Holders, take any action which would require, or could reasonably be expected to require, the Corporation or any of its Subsidiaries to be deemed as a “bank” or other form of regulated depository institution under any federal or state law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the “BHC Act”), or take any action which would result, or could reasonably be expected to result, in the Corporation or any of its Subsidiaries becoming a “bank holding company” as defined in the BHC Act or otherwise subject to the provisions thereof, the regulations thereunder, or any comparable state law or regulation.
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

     10. Notice; Adjustments; Waivers.
     (a) Liquidation Events, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof or (ii) any Liquidation Event, Extraordinary Transaction, QPO or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series B Preferred Stock at least thirty (30) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, event deemed a Liquidation Event, Extraordinary Transaction, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event. Such notice shall be accompanied by a certificate prepared by the chief financial officer of the Corporation describing in detail (1) the facts of such transaction, (2) the amount(s) per share of Series B Preferred Stock or Common Stock each holder of Series B Preferred Stock would receive pursuant to the applicable provisions of this Certificate of Incorporation, and (3) the facts upon which such amounts were determined.
     (b) Adjustments; Calculations. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section 7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth in detail (i) such adjustment or readjustment, (ii) the Conversion Price before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Series B Preferred Stock. All such calculations shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share as the case may be. Notwithstanding anything to the contrary in this Section C of Article IV, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.
     (c) Waiver of Notice. The Majority Holders may, at any time upon written notice to the Corporation, waive any notice or certificate delivery provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

     (d) Other Waivers. The Majority Holders may, at any time upon written notice to the Corporation, waive compliance by the Corporation with any term or provision herein; provided, however, that any such waiver does not affect any holder of outstanding shares of Series B Preferred Stock in a manner materially different than any other holder, and any such waiver shall be binding upon all holders of Series B Preferred Stock and their respective transferees.
     11. No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.
     12. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Series B Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, one or more actions for specific performance.
     13. Dispute Resolution. If the Majority Holders and the Corporation are unable to agree to the value of any securities or other consideration payable to the holders of Series B Preferred Stock in connection with a Liquidation Event or an Extraordinary Transaction or received by the Corporation as specified in Section 7(a)(v), or for purposes of determining the $50 million threshold in Section 8(f), the Corporation and the Majority Holders shall mutually select an independent national or regional investment banking firm or national accounting firm (an “Appraisal Firm”). The Corporation and the Majority Holders shall instruct such firm to furnish to each of the Corporation and the Majority Holders, within thirty (30) days after the Appraisal Firms have been selected (the “Resolution Period”), a written instrument signed by the Appraisal Firm indicating its calculation of the value of the securities or consideration in question and reasonable detail of the reasons supporting such calculation. Upon delivery by the Appraisal Firm of such instrument, the valuation set forth in such instrument shall be binding on the Corporation, the Majority Holders and the other holders of Series B Preferred Stock. The fees and expenses of the Appraisal Firm shall be borne equally by the holders of Series B Preferred Stock and the Corporation.
     14. Definitions. As used herein, the following terms shall have the following meanings given to them:
     “Affiliate” of a Person means (i) with respect to a Person, any member of such Person’s family (including any child, step child, parent, step parent, spouse, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law); (ii) with respect to an entity, any officer, director, stockholder, partner or investor in such entity or of or in any affiliate of such entity; and (iii) with respect to a Person or entity, any Person or entity which directly or indirectly controls, is controlled by, or is under common control with such Person or entity.
     “Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of New York are authorized by law to close.
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

     “Capital Stock” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), and any and all warrants, options, or other rights to purchase or acquire any of the foregoing, including by exchange or conversion.
     “Common Stock” means the Corporation’s common stock, par value $0.0001 per share.
     “Excluded Shares” means (a) shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, (b) shares of Common Stock issuable upon the exercise or conversion of Capital Stock outstanding as of the Issue Date, (c) shares of Common Stock or options therefor issued to officers or employees of the Corporation in connection with their employment by the Corporation, in each case authorized by the Board of Directors and the Compensation Committee; provided, however, that shares issuable upon the exercise of employee stock options or common stock subject to stock awards to employees granted at any time between the Issue Date and the second anniversary thereof that have not been approved by at least one Series B Director, shall not be Excluded Shares, and (d) shares of Common Stock or options or warrants therefor issued in connection with any bona fide loan transaction or debt financing approved by the Board of Directors.
     “Investors Agreement” means the First Amended and Restated Investors Agreement among the Corporation and the stockholders parties thereto, dated as of the Issue Date, as amended from time to time.
     “Issue Date” means the date on which the first share of Series B Preferred Stock is issued by the Corporation, which date shall be February 10, 2005.
     “Junior Securities” means all Capital Stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B Preferred Stock, whether with respect to dividends, other distributions, or redemptions or upon liquidation, dissolution, winding up, a Liquidation Event or an Extraordinary Transaction, including the Common Stock, and any rights or options exercisable or convertible therefor.
     “Majority Holders” means, as of any date of determination, the holders of a majority of the shares of Series B Preferred Stock then outstanding (excluding any shares held by the Corporation or any Subsidiary thereof).
     “Marketable Securities” means any securities of a company which are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and are freely tradable on (a) a nationally recognized securities exchange or inter-dealer quotation system, or (b) an over-the-counter basis; provided, however, that (i) that such company has a market capitalization of at least $1,000,000,000, or (ii) that the aggregate value of such freely tradable securities to be received by the holders of Series B Preferred Stock would represent no more than ten percent (10%) of such company’s market capitalization as of the time such securities are to be received by such holders.
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation

     “Material Subsidiary” means any direct or indirect Subsidiary that contributes at least 50% of the gross revenue or net income of the Corporation on a consolidated basis for any trailing twelve month period or whose assets exceed 50% of the total assets of the Corporation on a consolidated basis at such time.
     “Parity Securities” means all Capital Stock of the Corporation the terms of which expressly provide that such class or series ranks on a parity with the Series B Preferred Stock, whether with respect to dividends, other distributions, or redemptions or upon liquidation, dissolution, winding up, a Liquidation Event or an Extraordinary Transaction, and any rights or options exercisable or convertible therefor.
     “Person” means any natural person, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, trust, organization, association, other entity or individual.
     “Senior Securities” means all Capital Stock of the Corporation the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock, whether with respect to dividends, other distributions, or redemptions or upon liquidation, dissolution, winding up, a Liquidation Event or an Extraordinary Transaction, and any rights or options exercisable or convertible therefor.
     “Subsidiary” of a Person means any corporation more than fifty (50%) percent of whose outstanding voting securities, or any partnership, limited liability company joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by such Person.
     “Unpaid Issue Price” means, with respect to each share of Series B Preferred Stock, as of any date of determination, an amount equal to (a) the Original Issue Price, minus (b) the amount of cash previously distributed (by dividend or otherwise) in respect of such share. The Unpaid Issue Price shall be proportionately adjusted from time to time in connection with stock splits, recapitalizations, combinations and reclassification of the Series B Preferred Stock or dividends of Series B Preferred Stock in respect of the Series B Preferred Stock.
Article V.
     Subject to the provisions of Article IV, in furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.
Article VI.
     No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article VI shall be prospective only, and neither the amendment nor repeal of this Article VI shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI would accrue or arise, prior to such amendment or repeal. If the DGCL hereafter is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.
Article VII.
     Elections of directors need not be by written ballot unless the Bylaws shall so provide.
Article VIII.
     Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.
Article IX.
     To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others. Any repeal or modification of any of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer, or agent occurring prior to, such repeal or modification.
Article X.
     Subject to the provisions of Article IV, the Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by applicable laws, and all rights conferred upon stockholders in this Certificate of Incorporation are granted subject to this reservation.
Cardtronics Group, Inc.
Amended and Restated Certificate of Incorporation